Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or	John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Tom Davies
Nathan Riggs
Kekst and Company
212-521-4873
212-521-4804

Gentiva® Health Services Reports Third Quarter 2014 Revenue

and Adjusted EBITDA Results

Net revenues of $498.0 million; Adjusted EBITDA of $48.5 million

Reaffirms FY 2014 guidance

Acquisition by Kindred remains on track for first quarter 2015 close

Non-cash restatement of results for certain current and prior periods due to correction for, and impairment of licenses for closed and consolidated locations

ATLANTA, GA, November 5, 2014 — Gentiva Health Services, Inc. (NASDAQ:GTIV), one of the largest providers of home health, hospice and community care services in the United States, today reported net revenues of $498.0 million, adjusted EBITDA of $48.5 million and adjusted income attributable to Gentiva shareholders per diluted share of $0.28. The Company also reaffirmed adjusted full-year 2014 guidance based on the Company’s strong year-to-date operating results.

Adjusted EBITDA and adjusted income attributable to Gentiva shareholders excludes charges related to cost savings initiatives and acquisition and integration activities, losses on closed locations, merger related expenses and other special items.

“Our strong results this quarter reflect the continued success of our One Gentiva initiative and the momentum we are seeing across our business as we continue to execute our strategies,” said Gentiva CEO Tony Strange.

“We are working closely with Kindred to ensure a seamless transition and look forward to completing the transaction in the first quarter of 2015. We are very excited about the combination of Gentiva and Kindred, which will create the largest provider of post-acute integrated care in America and provide Gentiva employees with even greater opportunities in the future. I am proud of what we have accomplished and especially grateful to all of our employees for their continued commitment to our patients and our mission.”

Other Highlights

At September 30, 2014, the Company reported cash and cash equivalents of $114.2 million. Total outstanding debt was $1.16 billion as of September 30, 2014. Total Company days sales outstanding, or DSOs, was 49 days at September 30, 2014.

For the third quarter of 2014, net cash provided by operating activities was $13.4 million. Free cash flow was $10.2 million for the third quarter of 2014. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Rent expense for the third quarter of 2014 approximated $10.1 million.

Full-Year 2014 Outlook Comments

Based on the Company’s strong year-to-date operating results, Gentiva reaffirmed its full-year 2014 Adjusted EBITDA range of $183 million to $195 million and adjusted income attributable to Gentiva shareholders of $0.95 to $1.15 on a diluted per share basis. Additionally, Gentiva reaffirmed its full-year 2014 net revenue range of $1.96 billion to $2.0 billion.

Gentiva’s 2014 outlook includes the full-year impact of its Harden acquisition and the final 2014 Medicare home health and hospice reimbursement rates issued by the Centers for Medicare and Medicaid Services (CMS). The 2014 outlook excludes any ongoing losses from closed and consolidated locations as the operations are wound down.

Kindred Transaction Update

On October 9, 2014, Gentiva announced that it had reached a definitive merger agreement with Kindred Healthcare, Inc. (“Kindred”) under which Kindred would acquire all of the outstanding shares of Gentiva common stock for $19.50 per share in a combination of cash and stock. The agreement was unanimously approved by the boards of directors of both companies and is expected to close in the first quarter of 2015.

Restatement of Results for License Accounting

Based on a recent review of the Company’s licensure accounting for closed or consolidated locations, the Company determined that it should have accounted for the licenses related to closed or consolidated locations differently. Historically, the Company has incorrectly accounted for its indefinite-lived intangible assets related to closed or consolidated licenses on a pooled basis and did not write off license costs when individual locations were closed or consolidated. The Company has determined it should amortize the full license cost over the period of closure or consolidation. The effect of the restatement will be to increase amortization expense in the periods impacted.

This restatement has no effect on the Company’s revenues, adjusted EBITDA or adjusted income attributable to Gentiva shareholders and no impact on the Company’s cash position or cash flows. Furthermore, this correction has no effect on the transaction with Kindred.

The impact of the restatement is expected to increase non-cash expenses by approximately $0.9 million in 2011, by approximately $4.6 million in 2013 and by approximately $1.1 million in the first quarter of 2014. Furthermore, the Company’s 2013 goodwill and other long-lived asset impairment charges will increase by approximately $1.9 million.

Gentiva plans to issue its restated prior periods and full third quarter 2014 financial results by November 14, 2014 after the accounting review is completed.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA and adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the charges for cost savings initiatives and acquisition and integration activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is one of the nation’s largest providers of home health, hospice and community care services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows: (1)

3rd Quarter
2014
Adjusted EBITDA (1)	$48,498
Cost savings initiatives and acquisition and integration activities (2)	(479)
Impact of closed and consolidated locations	(321)
Impact of merger related expenses	(1,558)

EBITDA (2)	46,140
Depreciation and amortization	(7,286)
Interest expense and other, net	(24,719)

Income before income taxes and equity in net loss of CareCentrix	14,135
Income tax expense (3)	(5,601)
Equity in net loss of CareCentrix	(490)

Net income	8,044
Less: Net loss attributable to noncontrolling interests	2

Net income attributable to Gentiva shareholders	$8,046

A reconciliation of Adjusted income attributable to Gentiva shareholders to Net income (all items presented are net of tax): (1)

3rd Quarter
2014
Adjusted income attributable to Gentiva shareholders	$10,610
Cost savings initiatives and acquisition and integration activities (2)	(297)
Loss on sale of CareCentrix included in equity in net loss of CareCentrix	(490)
Impact of closed and consolidated locations	(823)
Impact of merger related expenses	(954)

Income attributable to Gentiva shareholders	8,046
Add back: Net loss attributable to noncontrolling interests	(2)

Net income	$8,044

Adjusted income attributable to Gentiva shareholders per diluted share	$0.28
Cost savings initiatives and acquisition and integration activities (2)	(0.01)
Loss on sale of CareCentrix included in equity in net loss of CareCentrix	(0.01)
Impact of closed and consolidated locations	(0.02)
Impact of merger related expenses	(0.03)

Income attributable to Gentiva shareholders per diluted share	0.21
Add back: Net loss attributable to noncontrolling interests	—

Net income per diluted share	$0.21

Notes:

1.	Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings initiatives and acquisition and integration activities, (ii) impact of closed locations and (iii) impact of merger related expenses. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as income attributable to Gentiva shareholders, excluding (i) charges relating to cost savings initiatives and acquisition and integration activities, (ii) impact of closed locations, (iii) impact of merger related expenses and (iv) equity in net loss of CareCentrix.

2.	Operating contribution and EBITDA included charges relating to cost savings and acquisition and integration activities of $0.5 million for the third quarter of 2014.

For the third quarter of 2014, the Company recorded charges associated with cost savings initiatives of $0.2 million and acquisition and integration activities of $0.3 million related to the Company’s acquisition of Harden Healthcare Holdings, Inc. These costs consisted of legal, accounting and other professional fees and expenses.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

3rd Quarter
2014
Home Health	$0.1
Hospice	0.1
Corporate expenses	0.3

Total	$0.5

3.	The Company’s effective tax rate was a tax provision of 39.6% for the third quarter of 2014.

Forward-Looking Statements

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to severe weather conditions, natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company’s information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission, including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

# # #